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                                                                     Exhibit 4.5

                 Research & Development Subcontracting Agreement
                 -----------------------------------------------

     THIS AGREEMENT (the "Agreement") is effective as of October 15, 2000 and is entered into by and between StoreAge Networking Technologies Ltd., a private company organized under the laws of the State of Israel, with offices at Gutwirth Science Center, Building 640, Technion City, Haifa, Israel ("StoreAge") and I.I.S. Intelligent Information Systems Ltd., a public company organized under the laws of the State of Israel, with offices at Gutwirth Science Center, Building 640, Technion City, Haifa, Israel (the "Contractor");

                                   WITNESSETH

     Whereas StoreAge is engaged in development, production, marketing, sale and commercialization of technologies and products in the field of networks storage solutions and iSCSI, all as defined in Appendix A to this Agreement (the "Business"); and

     Whereas StoreAge wishes to subcontract to the Contractor certain tasks within the above areas; and

     Whereas Contractor is willing and able to undertake the performance of such tasks;

     Therefore, the parties have agreed as follows:

1.   General
     -------

1.1 The preamble and the Appendices hereto are integral and binding parts of this agreement.

1.2 In this agreement the term "Project" shall mean the tasks to be performed by the Contractor hereunder, as described in Appendix A hereto. The term "Services" means all the works to be performed in the framework of the Project.

2.   The Project and the Services
     ----------------------------

     2.1 StoreAge hereby orders and the Contractor undertakes to perform the Project according to the tasks and the time-schedules contained in Appendix B hereto.

     The Contractor undertakes to dedicate the personnel and other means at its disposal in order to provide the Services and complete the Project on time. Subject to prior approval of StoreAge, the Contractor may retain sub-contractors for certain tasks in the framework of the Project.

     2.2 The Contractor will provide the Services on a high professional level, and will submit reports of all its activities hereunder.

     2.3 Without limitation to the foregoing, the Contractor undertakes that Mr. Dani Shavit, so long as he is employed by or engaged with the Contractor or any affiliate thereof, shall be available to work on the Project, as and to the extent requested by StoreAge, for the proper performance of the Project, including the management thereof.

     2.4 In consideration of the performance of the Project, StoreAge shall pay the Contractor such sums as are detailed in Appendix B hereto, according to the milestones defined therein. In addition, and subject to prior written approval of StoreAge, StoreAge will reimburse the Contractor for certain expenditures.

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3.   Non-Competition and Non-Solicitation
     ------------------------------------

     3.1 Commencing on the date hereof and continuing until 18 months after the termination of this Agreement, the Contractor will not, directly or indirectly be involved in any activity which is or may be competitive with the Business or may assist competition with the activities of StoreAge with regard to the Business, including, without limitation, participation or engagement in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that compete with the Business unless otherwise specifically permitted by in writing by StoreAge.

     3.2 The Contractor agrees that the character and duration of this non-competition Section are reasonable and necessary in light of the circumstances, as they exist on the date upon which this Agreement has been executed. If any restriction set forth in this non-competition Section is found by a court to be invalid or unreasonable, then the Contractor agrees, and hereby submits, to the reduction and limitation of such prohibition to such character or duration as shall be deemed reasonable and necessary to assure StoreAge of the intended benefit of this Agreement, as shall be determined by such court.

     3.3 The Contractor recognizes that the services to be rendered by it under this Agreement are of a special, unique, unusual and extraordinary character and of peculiar value, the loss of which cannot be adequately compensated by monetary damages. In the event of a breach of this Section by the Contractor, StoreAge shall be entitled to injunction relief or any other legal or equitable remedies. The remedies provided in this Agreement shall not preclude the exercise of any other remedy at law or in equity, for the same event or any other event.

     3.4 The Contractor and StoreAge both mutually agree that, during the term of this Agreement and for a period of eighteen (18) months after the termination of this Agreement, they will not, directly or indirectly hire, engage, employ or solicit, contact or communicate with, for the purposes of hiring, employing or engaging, any person who is then or was an employee of the other party at any time during the period of this agreement or within the twelve-month period immediately prior thereto without a prior written notice from the other party.

4.   Relationship of the Parties
     ---------------------------

     4.1 The Contractor is an independent contractor. The parties do not intend, and this Agreement and the performance hereunder shall not be construed to give effect to employment, partnership, joint venture or agency relations between the parties or between StoreAge and any person engaged by the Contractor in the performance of the Project. The Contractor is fully responsible and will bear and pay all payments due to and for its employees and sub-contractors. The Contractor shall bear and pay all its costs and expenses incurred in the course of its activities under this Agreement.

     4.2 The Contractor is not authorized to obligate StoreAge in any way and/or create any commitments except to the extent explicitly authorized by StoreAge in writing.

5.   Confidentiality Obligations
     ---------------------------

     5.1 The Contractor shall maintain in confidence all commercial and technical information related to StoreAge, the Project, the Business and any other matter related thereto, as well as information of third parties with whom StoreAge has business relations. All the foregoing is defined as "Information". Information may include commercial, technical, marketing, financial, administrative and management subjects.

     5.2 Information, as used herein, shall not include items, which are or become public knowledge through no wrongful act on the part of the Contractor and people acting on its behalf.

     5.3 Any and all inventions, technology, know-how, systems, products, processes, software, copyrights and the like, whether patentable or patented or not, and whether subject to any other legal protection or not, which are created, achieved, conceived or arise during or as a result of the performance of the Project and the provision of the Services hereunder, shall collectively be referred to as "Technology".

     5.4 The Technology and the Information and any part thereof, and any intellectual property related thereto or based thereon, are and shall be the exclusive property of StoreAge. The Contractor will promptly submit to StoreAge full details in writing, related to the Technology, will promptly deliver to StoreAge any source code in connection to the Technology and will execute patent applications and assignments as may be requested (whether during or after the period hereof) by StoreAge to confirm and register StoreAge's ownership thereof.

     5.5 Any developments of the Technology made by the Contractor, as specified in Appendix A shall be the exclusive property of StoreAge. The Contractor will promptly submit to StoreAge full details in writing, related to any such modifications or developments of the Technology, will promptly deliver to StoreAge any source code in connection to such modifications or developments of the Technology and will execute patent applications and assignments as may be requested (whether during or after the period hereof) by StoreAge to confirm and register its ownership of such developments and modifications thereof.

     5.6 The Contractor shall ensure that each Contractor's employee, who will be engaged in any activity in connection to the Business, the Technology or to the Project, shall not be engaged in such activity, unless such employee has signed an agreement providing for non-competition, non-disclosure and for the assignment of all proprietary information and inventions related to his employment by the Contractor, to the Contractor. In case of any breach of such agreement which may cause to StoreAge any losses, demands, claims, suits, costs, liabilities or other expenses, StoreAge shall be entitled to enforce such obligations of employees or take any appropriate court action against them instead of or together with IIS (in StoreAge's sole discretion).

     5.7 Without limitation to the foregoing and subject to the provisions of Subsection 5.9 below, the Contractor will not use any part of the Technology and the Information, nor disclose or make it available to others, nor allow or assist others to make any use thereof, unless in the framework of the performance of the Project for StoreAge. The Contractor further agrees that any sub-contractor or other third party, which will be engaged in any activity in connection to the Business, Technology or to the Project shall not be engaged in such activity, unless signed a non-disclosure agreement prior to such engagement.

     5.8 Upon termination of the Agreement, the Contractor shall immediately return to StoreAge all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Information and the Technology, including all copies thereof, and the Contractor shall not retain any copies of such materials, unless explicitly permitted by StoreAge.

     5.9 Notwithstanding anything to the contrary in this Section 5 above, the Contractor is hereby granted a non-exclusive, perpetual, royalty-free license to use the Technology, provided that (i) such use by the Contractor shall not compete with StoreAge's activity at such time, including without limitation competing with the Business; and (ii) the license shall not be assignable or transferable in whole or in part to any third party without the prior written consent of StoreAge.

     The foregoing Section 5 will survive the termination of this Agreement.

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6.   Right of First Negotiation
     --------------------------

     6.1 The sale, licensing, assignment, transfer, grant or any other disposal whatsoever ("Disposition") by the Contractor of any inventions, technology, know-how, systems, products, processes, information, software, copyrights and the like, whether patentable or patented or not, and whether subject to any other legal protection or not, relating to iSCSI and storage applications which are not created or conceived within the scope of the Project ("Contractor IP"), to any third party, shall be subject to the right of first negotiation of StoreAge as hereinafter provided:

     6.2 The Contractor shall provide to StoreAge a written notice within 24 hours (the "Notice") of the receipt of any offer to dispose of such Contractor IP (or any part thereof) (the "Disposition Proposal") and of the proposed terms of such Disposition Proposal. The Notice shall include the following information: (a) the identity of the party making the Disposition Proposal and (b) the specific terms of the Disposition Proposal, including all material terms thereof. StoreAge shall have a period of fifteen (15) days (which time period may be extended by mutual written agreement) following its receipt of the Notice ("Negotiation Period") in which to present to Contactor a counter offer ("StoreAge Offer"). During such Negotiation Period StoreAge shall have the exclusive right to engage in negotiations with the Contractor with respect to such StoreAge Offer. If the Contractor elects to pursue the StoreAge Offer, then the Contractor will provide StoreAge written acknowledgment of such election. The parties agree to negotiate in good faith for a period of fifteen (15) days (which may be extended by mutual written agreement) after StoreAge's receipt of the Contractor's written acknowledgment to pursue StoreAge's Offer, to reach agreement on mutually agreeable terms. In the event: (i) StoreAge does not deliver a StoreAge Offer within the Negotiation Period, (ii) StoreAge notifies the Contractor, in writing, of StoreAge's decision not to present a StoreAge Offer or (iii) the Contractor elects not to accept the StoreAge Offer, which election shall be subject to the Contractor's obligations under the second and third preceding sentences, then, and only then, the Contractor shall be free, for a period of ninety (90) calendar days following the expiration of the Negotiation Period, to agree to accept the Disposition Proposal on the terms and conditions set forth in the Notice or on such other terms and conditions, in the aggregate, not more favorable to the potential purchaser than those specified in the Notice. Any proposed acquisition of the modifications or developments pursuant to an Disposition Proposal after the end of such 90-day period or any change in the terms of such Disposition Proposal, which are more favorable to the potential purchaser shall require a new Notice, and shall give rise anew to the rights of StoreAge provided in this Section.

     6.3 For the removal of doubt and without derogating from the provisions of
     Section 6.1 and 6.2 above, the Contractor may sell any of its products (including software licensing) to third parties in the ordinary course of its business, provided, however, that (i) no transfer, disposal or disclosure of any intellectual property pertaining to StoreAge's business (at the relevant time) shall be conducted, and (ii) no source code shall be delivered to any third party; unless the Contractor obtains the prior written consent of StoreAge.

7.   Representations and Warranties
     ------------------------------
     The Contractor represents and warrants that to the best of its knowledge, neither the development of the Technology nor the delivery of Services by the Contractor under this Agreement infringes or shall infringe any patent, copyright or trademark, or violates (or shall violate) any trade secret or other proprietary right of a third party.

8.   Maintenance and Support
     -----------------------
     During the term of this Agreement and for a period of 1 (one) year thereafter, and upon written request of StoreAge, the Contractor shall provide all technical assistance reasonably required to facilitate full use and operations by StoreAge of the Technology developed by the Contractor pursuant to this Agreement for consideration, as specified in Appendix A.

9.   Indemnification
     ---------------
     The Contractor shall, at its expense and upon StoreAge's request, indemnify and defend StoreAge and hold it harmless against and from any and all claims, suits, losses, demands, costs, liabilities and expenses, which may be asserted against StoreAge or to which StoreAge may be exposed, to the extent such claim is based upon the assertion that any element, method or process used during the development process of the Technology or any Services provided by the Contractor under this Agreement infringes any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party, unless such element, method or process was specifically requested by StoreAge.

10.  Early Termination, prior to completion of the Project
     -----------------------------------------------------

     10.1 StoreAge may terminate this Agreement if the performance of the Project does not proceed according to the time schedules of Appendix A.

     10.2 StoreAge may terminate the Agreement for its convenience, by giving a prior written notice of at least 60 days, during which the Contractor shall complete certain tasks (to be defined by StoreAge) which may be in process at the time of the termination notice.

     10.3 Each party may terminate the Agreement immediately in case of a material breach by the other party, which is not cured or waived within 15 days after written notice to that effect.

     10.4 Termination of this Agreement is without liability of StoreAge for any claims or payments beyond those earned or accrued as expressly provided herein.

     10.5 The provisions of chapters 5 and 6 above shall survive the termination of this Agreement.

11.  Miscellaneous
     -------------

     11.1 This Agreement represents the full agreement between the parties as to its subject matter, supersedes and cancels all prior understandings, whether written or verbal, related thereto.

     11.2 No amendment, waiver or cancellation of any part of this Agreement will be valid unless done in writing and signed by the parties.

     11.3 The failure or delay of either party to require the performance of any provision herein, or the waiver by either party of any breach of any provision herein, shall not prevent a subsequent enforcement of such provisions, nor be deemed a waiver of any subsequent or prolonged breach.

     AND IN WITNESS HEREOF, the parties sign this Agreement on this 16th day of January 2001,

StoreAge Networking Technologies Ltd.         I.I.S. Intelligent Information Systems Ltd


BY: /s/ Eli Shapira                           BY: /s/ Robi Hartman
    ------------------------------                ------------------------------

NAME: Eli Shapira                             NAME: Robi Hartman

TITLE: President                              TITLE:CEO

DATE: January 16, 2001                        DATE: January 16, 2001